Form of PSU Award Agreement
PERFORMANCE STOCK UNIT AWARD
PURSUANT TO THE
SONIDA SENIOR LIVING, INC. 2019 OMNIBUS STOCK AND INCENTIVE PLAN

Effective as of _____________, 202__ (the “Date of Grant”), a PERFORMANCE STOCK UNIT AWARD (the “Award”) is hereby granted and issued by Sonida Senior Living, Inc. (the “Company”) to ___________________ (the “Holder”). This Award is in all respects subject to the terms, definitions and provisions, of the 2019 Omnibus Stock and Incentive Plan For Sonida Senior Living, Inc. (as the same may be amended, restated, supplemented or modified, the “Plan”), and all of which are incorporated herein by reference, except to the extent otherwise expressly provided in this Award. Capitalized terms used and not defined in this Award have the respective meanings assigned to them in the Plan.

1.Grant of PSUs. Pursuant and subject to the terms of this Award and the Plan, the Company hereby grants and issues to the Holder, effective as of the Date of Grant, an award of Performance Stock Units (each a “PSU”), with the number of PSUs covered by this Award equal to the Target Number of PSUs specified on Schedule I attached hereto (the “Target Number of PSUs”). The total number of PSUs that may be earned pursuant to this Award shall range from 0% to 150%, inclusive, of the Target Number of PSUs depending on the extent to which the performance vesting conditions set forth on Schedule I hereto (the “Performance Vesting Conditions”) are satisfied during the Performance Period (as defined on Schedule I). Each PSU represents the unfunded, unsecured contractual right to receive one (1) share of Common Stock upon vesting and settlement of the PSU.
2.Vesting of PSUs.
(a)The PSUs shall be one hundred percent (100%) unvested as of the Date of Grant. If the Holder remains in continuous service with the Company or any of its Subsidiaries from the Date of Grant until the date (the “Vesting Date”) on which the Committee certifies achievement of the Performance Vesting Conditions, the number of PSUs that will become earned and vested on the Vesting Date will be equal to (i) the Payout Percentage (as defined on Schedule I) multiplied by (ii) the Target Number of PSUs.
(b)If the Holder’s continuous service with the Company and its Subsidiaries ends before the Vesting Date due to the Holder’s death or Disability, then 100% of the Target Number of PSUs will immediately become earned and vested.
3.Change in Control.
(a)If a Change in Control occurs while this Award is outstanding then, immediately prior to such Change in Control the Holder will be deemed to have earned a number of PSUs (the “Deemed Earned PSUs”) equal to the greater of (i) the Target Number of PSUs or (ii) the product of (A) the Payout Percentage (as defined in Schedule I) as calculated by the Committee (as constituted as of immediately prior to the Change in Control) assuming that the Performance Period (as defined in Schedule I hereto) ended on the date immediately before the date of such Change in Control, with Performance Vesting Conditions adjusted by the Committee as appropriate to account for such shortened Performance Period, and (B) the Target Number of PSUs. Any PSUs covered by this Award do not become Deemed Earned PSUs immediately prior to a Change in Control will be forfeited and cancelled without consideration upon the occurrence of the Change in Control. The Deemed Earned PSUs will remain outstanding and will vest on the third (3rd) anniversary of the Date of Grant, subject to the Holder remaining in continuous service with the Company or any of its Subsidiaries until such date; provided, however, that (x) if the Holder incurs a Good Leaver Termination (as defined below) during the

Change in Control Protection Period (as defined below), the Deemed Earned PSUs will immediately and fully vest on the date of such Good Leaver Termination (or, if later, the Change in Control), (y) if the Holder’s continuous service with the Company and its Subsidiaries ends on or after the date of such Change in Control and before third (3rd) anniversary of the Date of Grant due to the Holder’s death or Disability, then 100% of the Deemed Earned PSUs will immediately become vested, and (z) if the Committee has not provided for the substitution, assumption, exchange or other continuation of the Award in connection with such Change in Control, the Deemed Earned PSUs will vest immediately prior to such Change in Control.
(b)For avoidance of doubt, if the Holder incurs a Good Leaver Termination within six (6) months before the date on which a Change in Control occurs, the PSUs covered by this Award will remain outstanding and the Holder will earn and vest in the number of PSUs that would have become earned and vested pursuant to this Section 3 had the Holder (i) remained in continuous service with the Company until the date of such Change in Control and (ii) incurred a Good Leaver Termination immediately upon such Change in Control.
(c)For purposes of this Section 3:
(i)“Cause” means (A) a final, non-appealable conviction of the Holder for commission of a felony involving moral turpitude, (B) the Holder’s willful gross misconduct that causes material economic harm to the Company or that brings substantial discredit and material harm to the Company’s reputation, or (C) the Holder’s willful failure or refusal to perform his or her duties if the Holder has failed to cure such failure or refusal to perform within thirty (30) days after the Company notifies the Holder in writing of such failure or refusal to perform.
(ii)“Change in Control Protection Period” means the period that begins six (6) months before a Change in Control and ends on the third (3rd) anniversary of the Date of Grant.
(iii)“Good Leaver Termination” means the Holder’s involuntary termination without Cause or voluntary resignation for Good Reason.
(iv)“Good Reason” means any of the following events if the event is effected by the Company or a Subsidiary without the consent of the Holder: (A) a change in the Holder’s position with the Company or a Subsidiary which materially reduces the Holder’s level of responsibility; (B) a material breach by the Company or any Subsidiary of the terms of any material written agreement with the Holder; (C) a material diminution in the Holder’s title, authority, duties or responsibilities; or (D) a relocation of the Holder’s principal place of employment by more than twenty-five (25) miles; provided, however, that the Holder must notify the Company within ninety (90) days of the occurrence of any of the foregoing events that the Holder considers to be a “Good Reason” event, and provide the Company with at least thirty (30) days in which to cure the condition. If the Holder fails to provide this notice and cure period prior to the Holder’s resignation, or resigns more than six (6) months after the initial existence of the condition, the Holder’s resignation will be deemed not to be for “Good Reason.”
4.Forfeiture. Except as otherwise provided in Section 2(b) or Section 3, if the Holder’s continuous service with the Company and its Subsidiaries ends for any reason before the Vesting Date, all PSUs covered by this Award will be cancelled and forfeited without consideration.
5.Dividends; Rights as Stockholder. If the Company pays a cash dividend in respect of its outstanding Common Stock and, on the record date for such dividend, the Holder holds PSUs granted pursuant to this Award that have not vested and been settled in accordance with Section 6, the Company shall notionally credit to an account maintained by the Company for the Holder’s benefit an amount equal to the cash dividends the Holder would have received if the Holder were the holder of record, as of such record date, of the number of shares of Common

Stock related to the portion of the PSUs that have not been settled or forfeited as of such record date; provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and shall be held uninvested and without interest and paid in cash at the same time that the shares of Common Stock underlying the PSUs are delivered to the Holder in accordance with the provisions hereof or, if later, the date on which such cash dividend is paid to stockholders of the Company. Except as otherwise provided herein, the Holder shall have no rights as a stockholder with respect to any shares of Common Stock covered by any PSU unless and until the Holder has become the holder of record of such shares.
6.Settlement of Earned and Vested PSUs. As soon as practicable following the date on which a PSU becomes earned and vested pursuant to this Award, the Company shall issue to the Holder one (1) share of Common Stock in settlement of such earned and vested PSU. In connection with the issuance of a share of Common Stock pursuant to this Section 6, the Company, in its discretion, shall instruct its transfer agent to issue and deliver to the Holder (or, if applicable, to the legal representative of the estate of the Holder) evidence of book-entry or a certificate for such share of Common Stock (which may be through an on-line or electronic system). Upon and following the settlement of any PSUs in shares of Common Stock, the Holder shall have all the rights of a stockholder of the Company with respect to such shares of Common Stock, including the right to vote such shares, to receive and retain all dividends as the Board may, in its sole discretion, pay on such shares, and to exercise all of the rights, powers and privileges of a holder of Common Stock with respect to such shares.
7.Withholding. As set forth in Section 14.3 of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require the Holder to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with this this Award and the vesting and settlement of any PSUs covered by this Award.
8.Administration of Award. The determinations under, and the interpretations of, any provision of this Award by the Committee shall, in all cases, be in its sole discretion, and shall be final and conclusive.
9.No Transfers Permitted. The Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Holder, and any shares of Common Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (a) the PSUs have become earned and vested as provided in this Agreement and (b) the Shares have been settled and issued to the Holder in accordance with the terms of the Plan and this Award.
10.Compliance with Laws. The grant of PSUs and the issuance of shares of Common Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the PSUs or any shares of Common Stock pursuant to this Award if any such issuance would violate any such requirements. As a condition to the settlement of the PSUs, the Company may require the Holder to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
11.Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the PSUs granted pursuant to this Award are intended to be exempt from the applicable requirements of Section 409A of the Code and regulations issues thereunder (the “Nonqualified Deferred Compensation Rules”) and shall be limited, construed and interpreted in accordance with such intent. Nevertheless, to the extent that the Committee determines that the PSUs may not be exempt from the Nonqualified Deferred Compensation Rules, then, if the Holder is deemed to be a “specified employee” within the meaning of the Nonqualified Deferred Compensation Rules, as determined by the Committee, at a time when the Holder becomes eligible for settlement of the PSUs upon his or her “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules, then to the extent necessary to prevent any accelerated or additional tax under the Nonqualified Deferred Compensation Rules, such settlement will be delayed until the earlier of: (a) the date that is six (6) months following the Holder’s separation from service and (b) the Holder’s death.
12.Claw-Back. If Holder is covered under the Company’s Company Recovery Policy (as the same may be amended or restated, the “Claw-Back Policy”) and/or the Company’s Supplemental Compensation Recovery Policy (as the same may be amended or restated, the “Supplemental Claw-Back Policy”), the PSUs, any shares of Common Stock issued in settlement of the PSUs, and any proceeds, gains or other economic benefit actually or constructively received by Holder upon the sale of any such shares of Common Stock shall be subject to the provisions of, as applicable, (i) the Claw-Policy and/or the Supplemental Claw-Back Policy.
13.Interpretation. If any provision of this Award is held invalid for any reason, such holding shall not affect the remaining provisions hereof, but instead the Award shall be construed and enforced as if such provision had never been included in the Award.
14.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Holder, by accepting this Award, agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Holder has access. The Holder, by accepting this Award, hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.
15.Transfer of Personal Data. The Holder authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary or Affiliate of the Company) of any personal data information related to the PSUs awarded under this Award for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Holder.
16.No Right to Employment or Service. Nothing in this Award shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Holder’s continuous service at any time, for any reason and with or without Cause.
17.Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.
18.Counterparts. This Award may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. Electronic acceptance and signatures shall have the same force and effect as original signatures.
19.No Acquired Rights. The Holder acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of PSUs made under this Award is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the PSUs awarded hereunder) give the Holder any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Award are not part of the Holder’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.
20.Entire Agreement; Amendment. This Award and the Plan contain the entire agreement between the parties hereto with respect to this Award, and supersede all prior agreements or prior understandings, whether written or oral, between the Company and the Holder relating to this Award; provided, however, that the terms of this Award shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or a Subsidiary of the Company) and the Holder in effect as of the date a determination is to be made under this Award. This Award may be modified or amended by a writing signed by both the Company and the Holder.
21.Construction. Headings contained in this Award are for convenience only and shall in no manner be construed as part of this Award. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.
{Signature page follows}

Dated: [Date of Grant]	SONIDA SENIOR LIVING, INC.

By:
Name:
Title:

ACKNOWLEDGMENT

The undersigned hereby acknowledges (i) my receipt of this Award and the Plan, (ii) my opportunity to discuss this Award with a representative of the Company, and my personal advisors, to the extent I deem necessary or appropriate, (iii) my understanding of the terms and provisions of this Award, and (iv) my understanding that, by my signature below, I am agreeing to be bound by all of the terms and provisions of this Award.

Without limitation, I agree to accept as binding, conclusive and final all decisions or interpretations of the Committee (as defined in the Plan) upon any questions arising under this Award or the Plan.

Dated: [Date of Signature]	HOLDER

Name:

{Signature Page to Performance Stock Unit Award Agreement}

SCHEDULE I PERFORMANCE MEASURE

The number of PSUs (if any) that shall become earned and vested PSUs in accordance with the Award shall be that number of PSUs equal to (a) the Payout Percentage (as defined below) multiplied by (b) the Target Number of PSUs.

Target Number of PSUs = [_______] PSUs
Payout Percentage

The Payout Percentage will be determined based on a measure of the cumulative Adjusted Return on Equity (“ROE”) achieved in total during the years of 2025, 2026, and 2027 (“Performance Period”) compared to the Target for that same Performance Period, as follows:

Performance Period – 2025-2027
Achievement Level	Adjusted Return on Equity	Cumulative Adjusted FCF(1)	Capital Base (2)	Payout Percentage of Target
Maximum	6.0%	26,390,638	442,253,014	150%
Target	4.6%	20,390,638	442,253,014	100%
Threshold	3.3%	14,390,638	442,253,014	50%

_________
(1)    Cumulative Adjusted Free Cash Flow (“Adjusted FCF”) is defined as Net Income plus certain non-cash items, including amortization and depreciation and stock compensation, less recurring and manageable capital expenditures. Adjusted FCF shall be the total company result, not same store, and shall include the impact of acquisitions and divestures. The Committee shall use its discretion to determine how and when to incorporate non-same store Adjusted FCF, including taking into consideration non-same store performance against the underwritten plan. Adjusted FCF shall be adjusted at the Committee’s discretion to exclude non-recurring items. For purposes of this Award, “same store” shall include all communities owned or managed on January 1, 2025.

(2)    If additional capital is raised during the three-year Performance Period, the Committee will consider an appropriate time lag, as determined by the Committee in its discretion, when adding such capital to the Capital Base roll forward calculation. The lag will seek to account for the time it would take to deploy the capital to generate Adjusted FCF, taking into account all surrounding circumstances of the capital raise and M&A goals.

The overall actual achievement for the Performance Period will be determined using the following calculation, if performance for any metric is greater than “threshold” and less than “target”, or greater than “target” and less than “maximum”, then the Payout Percentage shall be determined based on linear interpolation between the applicable achievement levels. The Payout Percentage shall be capped at 150%. For the avoidance of doubt, if performance is below “threshold”, then the Payout Percentage shall be zero.
The Committee shall certify performance results on or before April 15 immediately following the end of the Performance Period.
{Schedule I to Performance Stock Unit Award Agreement}